Exhibit 99.1

Journal Register Company Appoints Stephen P. Mumblow to Board of Directors; Mumblow Will Also Serve as a Member of the Audit Committee

    TRENTON, N.J.--(BUSINESS WIRE)--Dec. 21, 2004--Journal Register Company (NYSE:JRC) Chairman, President and Chief Executive Officer Robert M. Jelenic today announced the appointment of Stephen P. Mumblow to the Company's Board of Directors. Mr. Mumblow was also appointed to serve as a member of the Audit Committee of the Company's Board.
    Since January 2002, Mr. Mumblow has served as the President of
Manhan Media, Inc., an investment company in the media industry. Previously, Mr. Mumblow was the President and a Director of Communications Corporation of America, a television and radio broadcasting company, and has also served as an investment banker specializing in media concerns. He presently serves on the Board of Directors and as Chairman of the Audit Committee of Lamar Advertising Company (NASDAQ:LAMR), a leading outdoor advertising company. Mr.
Mumblow is a graduate of The Wharton School of the University of Pennsylvania.
    "I am delighted that Steve has agreed to serve on our Board, and I join the entire Journal Register Company team in welcoming him," said Jelenic. "Steve brings to our Board a broad view of the media industry, and will also provide additional financial expertise to our Audit Committee. I look forward to his contributions, and I'm certain he will be a valuable asset to Journal Register Company."
    Journal Register Company is a leading U.S. newspaper publishing company. Journal Register Company owns 27 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 337 non-daily publications. Journal Register Company currently operates 194 individual Web sites that are affiliated with the Company's daily newspapers and non-daily publications. These Web sites can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in seven geographic areas:
Greater Philadelphia; Michigan; Connecticut; Greater Cleveland;
Central New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company has an investment in PowerOne Media, LLC, a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the U.S.

    CONTACT: Journal Register Company, Trenton
             Jean B. Clifton
             Executive Vice President and
             Chief Financial Officer
             Tel: (609) 396-2200